UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])

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PAX WORLD FUNDS SERIES TRUST III

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Dear friend,

You have been an important contributor to the advancement of women in business, and someone we have worked closely with, so we want to reach out to give you a heads up about a change in our corporate structure that you will soon hear about. We want to explain what’s behind the change and assure you that we will be continuing to work together on the Pax Ellevate Global Women’s Leadership Fund and in the field of gender lens investing.

You may soon receive, or have clients who have received, a proxy statement for a Special Meeting of Shareholders of the Pax Ellevate Global Women’s Leadership Fund (the “Fund”), where shareholders are being asked to approve a new investment advisory agreement between Pax Ellevate Management LLC (“PEM”) and the Fund. The new advisory agreement does not materially differ from the prior advisory agreement but is required due to a transaction involving a change in the ownership of the Adviser.

The transaction involves the sale by Ellevate Asset Management LLC, where Sallie is Principal, of her 49% ownership stake in PEM, to Impax Asset Management LLC (“IAM”), where Joe is President, and which currently owns the remaining 51% of PEM. The occasion for the sale was simply our sense that the evolving nature of Sallie’s various business endeavors focused on investing in women, including the digital investment platform, Ellevest, are such that in order to avoid unnecessary complexity, or confusion, or the appearance of conflict, the preferable way to structure the business relationship is through a strategic consulting relationship rather than a co-ownership relationship.

The transaction will not have any material effect on the management of the Fund: There will be no changes to the investment process, Fund operations, fee structure or the Fund name. Moreover, we want to assure you that Sallie and Pax Ellevate intend to continue working together in connection with the Fund, and the field of gender lens investing more generally, albeit in an altered business relationship better suited to the evolving nature of our respective businesses. Specifically, Sallie will continue to be involved in providing strategic counsel, marketing advice, thought leadership and related contributions in connection with the Fund, and gender lens investing more generally.

We look forward to being with you at future events and being a resource to you, to the extent we can, when it comes to your practice and advancing women in business.

Should you vote your clients’ proxies or have an opportunity to advise them in connection with this matter, we would urge you, and the Board of Trustees of the Fund unanimously recommends, to vote “FOR” the Proposal as described in the proxy statement.

Your vote is important to us. Please take a few minutes to review the proxy statement at your first convenience and vote your shares.

Also, please don’t hesitate to be in touch should you have any questions regarding the above.

For institutional communication only.

30 Penhallow Street, Suite 400, Portsmouth, NH 03801 | 800.767.1729 | www.paxellevate.com

We look forward to our continued work together to advance women in business and beyond.

Best regards,

Sallie Krawcheck	Joe Keefe
Chair, Pax Ellevate Management LLC	Chief Executive Officer, Pax Ellevate Management LLC

For institutional communication only.

You should consider the investment objectives, risks, and charges and expenses of any fund carefully before investing. For this and other important information, please obtain a fund prospectus by calling 800.767.1729 or visiting our website. Please read it carefully before investing.

RISKS: Equity investments are subject to market fluctuations, the fund's share price can fall because of weakness in the broad market, a particular industry, or specific holdings. The Fund does not take defensive positions in declining markets. The Fund’s performance would likely be adversely affected by a decline in the Index. Investments in emerging markets and non-U.S. securities are generally less liquid and less efficient than investments in developed markets and are subject to additional risks, such as risks of adverse governmental regulation, intervention and political developments. There is no guarantee that the objective will be met and diversification does not eliminate risk.

Distributed by ALPS Distributors, Inc. ALPS Distributors is not affiliated with Impax Asset Management LLC or Pax Ellevate Management LLC.

PEX000770 (5/20)